Exhibit 99.1

For More Information Contact:

Chris Sternberg

Senior Vice President, Corporate Communications

502-261-4934

FOR IMMEDIATE RELEASE

PAPA JOHN’S ANNOUNCES PROMOTION OF BILL MITCHELL

TO SENIOR VICE PRESIDENT, DOMESTIC OPERATIONS

LOUISVILLE, Ky. (February 15, 2007) — Papa John’s International, Inc. (NASDAQ:  PZZA) today announced the promotion of Bill Mitchell to the position of senior vice president, domestic operations.  Reporting to Bill Van Epps, Papa John’s president, USA, Mitchell will be responsible for overseeing all aspects of the company’s domestic operations, currently comprising 500+ company-owned and 2,100 franchised Papa John’s restaurants in the U.S.

Mitchell has more than 16 years experience in restaurant operations, including seven years in the Papa John’s system. Since 2006, Mitchell has served as Papa John’s division vice president for the Midwest, the company’s largest division, overseeing operations for 140 company-owned and nearly 600 franchised units.  From 2000 to 2006, Mitchell served as Papa John’s operations vice president for the central U.S., overseeing operations for 140 company-owned restaurants and seven stadium venues.

“We are very excited to have Bill lead our domestic operations,” commented Bill Van Epps, Papa John’s president, USA.  “His experience and credibility within the Papa John’s system, as well as other restaurant brands, will serve our system well.”

From 1996 to 2000, Mitchell was with AFC Enterprises, Inc., serving in various operations roles including vice president of operations responsible for leading 87 company-owned Popeye’s restaurants.  Mitchell also served as director of franchise operations for Popeye’s during this period of time, responsible for business planning and overseeing operations for 1,400 franchised units.

From 1993 to 1996, Mitchell was with RTM Restaurant Group overseeing operations for Mrs. Winner’s restaurants in the Georgia region.  From 1990 to 1993, Mitchell was with Pepsico, Inc., holding training and operations positions with increasing levels of responsibility within the KFC system.

Headquartered in Louisville, Kentucky, Papa John’s is the world’s third largest pizza company.  Papa John’s has been rated no. 1 in customer satisfaction among all QSR chains in the American Customer Satisfaction Index (ACSI) for seven years running (1999 - 2006).  For more information about the company or to order pizza online, visit Papa John’s at www.papajohns.com.

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